Exhibit(a)(5)

Discounted Stock Options, Section 409A & Cyberonics' Tender Offer June 8 and 11, 2007 1-PA/3641683.v2

Meeting Objectives Explain the tax laws affecting certain options Describe what Cyberonics is doing to address the affected options Review your choices and participation requirements

Why are we here today? Cyberonics has determined that there are employees that hold certain stock options that may be negatively impacted by a recent tax law change The number of option shares affected: 369,928 Options issued under 1996 Plan and 2005 Plan: 3,173,296 Cyberonics has developed a solution to address the problem, but which requires your participation If you do not participate, you may have adverse income tax consequences

Option taxation prior to §409A Nonqualified stock options (discounted or not) were taxed as follows: No tax event at either grant or vesting Income tax at exercise Option grant price = $15 Stock price at vesting = $18 Employee exercises when stock price = $20 Income tax at exercise on the gain ($20-$15)

Tax Law Change: §409A §409A applies to items considered to be deferred compensation Certain stock options are now considered to be deferred compensation What are the consequences of §409A? Income taxation in 2008 for shares that vest in 2005 to 2008, not at exercise 20% additional federal tax Up to 20% additional state tax in certain states (CA) Interest penalty Continued taxation each year until exercise of option

Which options are impacted? Options with an exercise price below the stock's fair market value (FMV) on the actual grant date ("Discounted Options") Certain options granted between 1/19/00 and 9/25/06 may be considered Discounted Options because of new measurement dates applied to those options and the resulting change in FMV Only options that vest AFTER 12/31/04 are subject to §409A Portions of options granted prior to §409A's enactment could be impacted by §409A if they vested 1/1/05 and later Portions of options vesting prior to 1/1/05 are not subject to §409A

Example: Option granted on July 24, 2002 - 10,000 shares Option price = $9.96, but fair market value at new measurement date = $16.55 Vesting: 2,000 options vest on July 24, 2003 2,000 options vest on July 24, 2003 2,000 options vest on July 24, 2004 2,000 options vest on July 24, 2006 2,000 options vest on July 24, 2007 CONCLUSION: The 4,000 options that vested prior to 1/1/05 are NOT subject to §409A The 6,000 options that vest after 12/31/04 are subject to §409A because they were granted at a discount

What is the solution?

Cyberonics' Solution: Tender Offer for Unexercised Affected Options Amend option to increase exercise price, AND provide a cash payment OR Replace option with new option Amendment vs. Replacement depends on remeasurement pricing and pricing at the end of the Tender Offer

Cyberonics' Solution: Tender Offer Amend option to increase the exercise price Exercise price will be the lower of: Fair market value on the remeasurement date, or Fair market value on the amendment date FMV= Closing selling price on the last trading day before amendment date Option price will never be lower than current exercise price All other terms will remain the same (including the number of shares, vesting schedule and expiration date)

Cyberonics' Solution: Tender Offer Cash bonus payment Equal to the difference (if any) between the lower of remeasurement price or the FMV on the amendment date and original exercise price for the impacted options Will be made on the Company's first regular payroll date in January 2008 IRS regulations prevent any earlier payment date

Replace Option with New Option If adjusted exercise price is less than the current exercise price Adjusted exercise price = lesser of the remeasurement price or the FMV on the amendment date Cancel the option and replace with new option Original exercise price All other terms remain the same (including the number of shares, vesting schedule and expiration date)

Example 1 Option for 10,000 shares with recorded grant date of on 6/25/01 Exercise price = $12.80 FMV on revised measurement date= $16.45 FMV on the amendment date = $20.00 Vesting: 2,000 vest on 6/25/02 - not subject to §409A 2,000 vest on 6/25/03 - not subject to §409A 2,000 vest on 6/25/04 - not subject to §409A 2,000 vest on 6/25/05 - subject to §409A 2,000 vest on 6/25/06 - subject to §409A Option Amendment: 6,000 options vested on 12/31/04 - NO CHANGE 4,000 options vesting on 6/25/05,06 - amended exercise price = $16.45 No change to expiration date or vesting schedule Cash Payment: Employee receives cash payment of $14,600 = 4,000 options x ($16.45 - $12.80), (less tax withholdings), paid in January 2008

Example 2 Option for 10,000 shares with recorded grant date of on 12/11/01 Exercise price = $23.85 FMV on revised measurement date= $26.02 FMV on amendment date = $25.00 Vesting: 2,000 vest on 12/11/02 - not subject to §409A 2,000 vest on 12/11/03 - not subject to §409A 2,000 vest on 12/11/04 - not subject to §409A 2,000 vest on 12/11/05 - subject to §409A 2,000 vest on 12/11/06 - subject to §409A Option Amendment: 6,000 options vested on 12/31/04 - NO CHANGE 4,000 options vesting on 6/25/05, 06 - amended exercise price = $25.00 No change to expiration date or vesting schedule Cash Payment: Employee receives cash payment based on difference between $23.85 and $25.00 (less tax withholdings), paid in January 2008

Example 3 Option for 10,000 shares with recorded grant date of on 12/11/01 Exercise price = $23.85 FMV on revised measurement date= $26.02 FMV on amendment date = $19.00 Vesting: 2,000 vest on 12/11/02 - not subject to §409A 2,000 vest on 12/11/03 - not subject to §409A 2,000 vest on 12/11/04 - not subject to §409A 2,000 vest on 12/11/05 - subject to §409A 2,000 vest on 12/11/06 - subject to §409A New Option Grant: 6,000 options vested on 12/31/04 - NO CHANGE 4,000 options vesting on 6/25/05, 06 - new option grant with exercise price = $23.85 No change to expiration date or vesting schedule No cash bonus

Eligible Optionees Must be an employee as of the close of the Tender Offer (July 6, 2007, unless extended) Must hold unexercised options that were granted at a discount and vest after 12/31/04 Options subject to U.S. taxation

Eligible Options Only the discounted options impacted by §409A and vesting after 12/31/04 will be subject to the tender offer Only affected portions that are unexercised and outstanding at the close of the tender offer You can select which of your affected grants to tender (i.e., participate with), but the entire unexercised portion must be tendered

What if I do nothing?

What if I do nothing? If you choose NOT to participate: Your options will NOT be amended You will NOT become eligible to receive a cash payment Your affected options may remain subject to adverse tax consequences You will NOT be reimbursed for adverse tax consequences

What if I do nothing? Tax Impact: Federal income taxation in 2008 for shares that vest/vested from 2005 to 2008, even if you do not exercise 20% additional federal tax on spread at time of vesting Up to 20% additional state tax in certain states (CA) Interest penalty on income amount Will occur each year after vesting on future appreciation in FMV until exercise or expiration of the discounted options Tender offer is a one-time offer to prevent future adverse tax consequences

How do I participate?

Tender Offer Timeline Tender Offer Begins: June 7, 2007 Tender Offer Ends: July 6, 2007 All elections MUST be received by 11:59PM Central Time on the expiration date Late or incomplete submissions will not be accepted Option Amendment or Replacement: July 9, 2007 Confirming email will be sent to you, within 2 business days after receipt of your acceptance of the Offer

What Information Have You Received? Email that includes a copy of the Tender Offer document, your personalized Letter of Transmittal (election form) and FAQs This presentation and the Tender Offer materials Available on Cybernet under "Tender Offer"

How to Submit Your Letter of Transmittal Fax to (281) 853-2503 Overnight courier to: Cyberonics, Inc. 100 Cyberonics Boulevard Houston, Texas 77058 Attn: Tender Offer Email to tenderoffer@cyberonics.com

What if I still have questions? Any questions should be directed to Tabetha L. Yllander at (281) 727-2648 or tenderoffer@cyberonics.com

Tax Advice This presentation is general and you should consult with your personal tax advisor for advice relevant to your specific situation Taxation of stock option transactions can be very complicated Cyberonics policy prohibits any employees from providing personal income tax advice to any other employee

Circular 230 Disclaimer Notice Any tax advice included in this presentation was not intended or written to be used, and it cannot be used by the taxpayer, for the purpose of avoiding any penalties that may be imposed by any governmental taxing authority or agency; This tax advice was written to support the promotion of the matter addressed by the presentation; and The taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor